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                                                                  EXHIBIT 4.1

                         CERTIFICATE OF DESIGNATION OF
                              PREFERENCES OF THE
                           SERIES A PREFERRED STOCK
                              OF TETRA TECH, INC.
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                         Pursuant to Section 151 of the
                         General Corporation Law of the
                               State of Delaware
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          The undersigned, Li-San Hwang and Richard A. Lemmon, hereby certify as follows:

          A. That Li-San Hwang is, and at all times herein mentioned was, the duly elected and acting Chief Executive Officer of Tetra Tech, Inc., a Delaware corporation (the "Corporation"), and that Richard A. Lemmon is, and at all times herein mentioned was, the duly elected and acting Secretary of the Corporation.

          B. That the following resolution was duly adopted by the Board of Directors of the Corporation:

          RESOLVED, that pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, there is hereby created a series of preferred stock of the Corporation, designated as "Series A Preferred Stock", which series shall consist of One Million Two Hundred Thirty-One Thousand Eight Hundred Forty (1,231,840) shares, $0.01 par value per share. In addition to those set forth in the Certificate of Incorporation of the Corporation, the shares of Series A Preferred Stock shall have the powers and preferences, the participating, optional or other special rights, and the qualifications, limitations or restrictions set forth below:

          1.   Definitions.  As used in this resolution, the following terms
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shall have the meanings indicated:

               (a) "Board" shall mean the Board of Directors of the Corporation.

               (b) "Common Stock" shall mean the Common Stock, $0.01 par value, per share issued or to be issued by the Corporation.

               (c)  "Corporation" shall mean Tetra Tech, Inc.

               (d) "Series A Preferred Stock" shall mean the Series A Preferred Stock, $0.01 par value per share, issued or to be issued by the Corporation.